EXHIBIT 23J CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 20, 2007 on the financial statements of The AMIDEX™ Funds, Inc., comprising the AMIDEX35™ Israel Mutual Fund and the AMIDEX Cancer Innovations & Healthcare Mutual Fund as of May 31, 2007 and for the periods indicated therein and to the references to our firm in the prospectuses and the Statements of Additional Information in this Post-Effective Amendment to The AMIDEX™ Funds, Inc. Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
September 28, 2008